Exhibit 99.1

The exchange offer or business combination described in this press release involves securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors are residents outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

This press release includes statements that fall under a “forward-looking statement” defined in Section 27A of the U.S. Securities Act of 1933 (as amended) and Section 21E of the U.S. Securities Exchange Act of 1934. Due to the known and unknown risks, uncertainties and other factors, the actual results might differ significantly from the events portrayed implicitly or explicitly in such forward-looking statements. None of the Companies or their affiliates guarantee that the predictions portrayed implicitly or explicitly in such “forward-looking statements” will ultimately materialize. The “forward-looking statements” in this press release were prepared based on the information obtained by the Companies as of today, and unless required by law, the Companies and their respective affiliates are not obligated to amend or revise such forward-looking statements to reflect future matters and situations.

This document has been translated from the Japanese-language original document for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

May 13, 2026

To Whom It May Concern:

Company Name:	Aichi Financial Group, Inc.
Name of Representative:	Yukinori Ito, Representative Director, President and Executive Officer
(Code No.: 7389; Tokyo Stock Exchange Prime Market and Nagoya Stock Exchange Premier Market)

Company Name:	San ju San Financial Group, Inc.
Name of Representative:	Gotaro Michihiro, Representative Director and President
(Code No.: 7322; Tokyo Stock Exchange Prime Market and Nagoya Stock Exchange Premier Market)

Basic Agreement Concerning the Business Integration

Between Aichi Financial Group, Inc. and San ju San Financial Group, Inc.

Aichi Financial Group, Inc. (Yukinori Ito, Representative Director, President and Executive Officer) (hereinafter, “Aichi Financial Group”) and San ju San Financial Group, Inc. (Gotaro Michihiro, Representative Director and President) (hereinafter, “33 Financial Group”; and Aichi Financial Group and 33 Financial Group shall hereinafter be collectively referred to as the “Companies”) hereby announce that, at the respective meetings of the boards of directors of the Companies held today, they resolved to agree to proceed with consultations and considerations toward a business integration (the “Business Integration”) through a merger between the Companies (the “Merger”), and entered into a basic agreement concerning the Business Integration between the Companies (the “Basic Agreement”), as set forth below.

1.	Background to Business Integration

Aichi Financial Group and 33 Financial Group have each fulfilled their financial intermediary functions as regional financial groups with their head offices in Aichi and Mie prefectures, respectively, with the aim of becoming financial groups trusted by their respective regions.

Both Aichi and Mie are known as “monozukuri (manufacturing) prefectures” where the manufacturing industry is thriving, and the Tokai region, which includes these two (2) prefectures, serves as an industrial cluster at the core of monozukuri (manufacturing) and plays a leading role in Japan’s monozukuri (manufacturing) industry.

In addition, further economic effects are expected to arise from the development of the transportation infrastructure network in the Tokai region that supports Japan’s monozukuri (manufacturing) industry, including the opening of the Tokai-Kanjo Expressway and the commencement of operations on the Shinagawa–Nagoya section of the Linear Chuo Shinkansen, making the region one with high growth potential.

On the other hand, the business environment surrounding regional financial institutions has been undergoing significant changes, due to the impact on economic activities and labor markets resulting from population decline and the aging society with a declining birthrate seen throughout the region, the transition to a “world with interest rates,” and the intensification of the competitive environment, including from businesses in other industries, driven by advances in IT and digital technologies. Given the foregoing, regional financial institutions are increasingly required to respond in an agile manner to such changes.

Under such business environment, the Companies have reached the view that mutually utilizing their respective strengths and management resources and enhancing their competitiveness in the Tokai region, which has high growth potential, would contribute to regional development and the enhancement of corporate value over the long term. Accordingly, based on the spirit of mutual trust and equality, the Companies have reached a basic agreement to proceed with consultations and considerations toward the realization of the Business Integration.

2.	Purpose and Basic Policy of Business Integration

Pursuant to the following basic policies, the Companies aim to utilize the synergies realized through the Business Integration to further enhance their presence in Aichi and Mie prefectures and the neighboring areas more than ever before, contribute to the sustainable development of the regional economy and society, and seek to enhance corporate value.

(Basic Policy of the Integration)

(1)	The Companies will provide high-quality financial and non-financial services aimed toward the increasingly diverse and complex management challenges and needs faced by customers by fully utilizing their mutual strengths, and will evolve the Companies’ businesses into a sustainable business model that enables growth together with customers and local communities.

(2)	The Companies will promote the expansion of opportunities for active engagement by a diverse range of human resources to enable each employee to maximize their value and to realize an enhanced sense of job fulfillment (engagement) for all employees.

(3)	The Companies will establish a sound management foundation by achieving further efficiency and rationalization through the optimal utilization of the management resources held by the Companies, and thereby promote the enhancement of corporate value.

3.	Synergies Expected from Business Integration

The Companies will consider specific measures aimed at realizing the following synergies in order to achieve the objectives of the Business Integration at an early stage and thereby contribute to the sustainable development of the regional economy and society and enhance their corporate value:

(1)	Provision of High-Quality Financial and Non-Financial Services

•	As a unified group, the Companies will continue to provide a diverse range of solutions with high quality by mutually utilizing their advanced financial capabilities and group company functions.

•	The Companies will further strengthen support for customers’ core businesses, such as business succession and business matching, by utilizing the customer bases, information and networks that the Companies have cultivated to date, and will also provide tailored responses to the management challenges and needs faced by customers by utilizing the Companies’ expertise in resolving business challenges gained through providing support for monozukuri (manufacturing) companies.

(2)	Optimal Utilization of Management Resources

•	The Companies will further promote the improvement of management efficiency via the integrated operation of the Companies’ indirect divisions and the optimization of the branch networks through joint branches, and will seek to enhance productivity by allocating the management resources generated to growth areas.

(3)	Proactive Investment Utilizing Benefits of Scale

•	The Companies will promote the strengthening of competitiveness and improvement of customer convenience through digital strategies such as IT and DX investment and entry into new business areas by utilizing the economies of scale to be brought about by the Business Integration.

4.	Method of Business Integration

The Companies will proceed with consultations and considerations toward the Business Integration in order to implement the same by way of an absorption-type merger (a merger in which one company survives), with April 1, 2027 as a target date, on the premise of obtaining approval by resolutions at the respective shareholders meetings of the Companies and obtaining permissions or other approvals from the relevant authorities as required for the implementation of the Business Integration.

5.	Overview of Integrated Holding Company

The trade name, location of the head office, composition of representatives and officers, organization, and other relevant matters concerning the Integrated Holding Company, will be determined upon mutual consultation between the Companies by the time of execution of the definitive agreement concerning the Business Integration (the “Definitive Agreement”).

6.	Merger Ratio

The merger ratio of the Merger will be determined upon mutual good-faith consultation between the Companies by the time of execution of the Definitive Agreement, taking various factors into account, such as the results of the due diligence to be conducted in the future and the results of the stock valuation conducted by an independent third-party valuation advisor.

7.	Establishment of Integration Preparation Committee

The Companies will establish an “Integration Preparation Committee” and engage in intensive consultations concerning the Business Integration.

8.	Future Schedule

May 13, 2026	(Today)	Execution of Basic Agreement
September 2026	(Scheduled)	Execution of Definitive Agreement;
Execution of Absorption-Type Merger Agreement
Concerning the Merger
December 2026	(Scheduled)	Date of resolutions at the respective extraordinary general meetings of shareholders of the Companies
April 1, 2027	(Scheduled)	Effective date of the Merger

(Note)	The above schedule reflects the current plan and is subject to change depending on circumstances such as future consultations between the Companies. The implementation of the Business Integration is premised on obtaining the necessary permissions or other approvals from the relevant authorities. Should any event occur that results in a delay to the schedule of the Business Integration due to the status of obtaining such permissions or other approvals, the Companies will promptly make disclosure thereof.

9.	Overview of the Companies

(1)	Overview of the Companies (as of December 31, 2025)

Trade Name	Aichi Financial Group, Inc.		San ju San Financial Group, Inc.
Location of Head Office	3-14-12 Sakae, Naka-ku, Nagoya-shi, Aichi, Japan		510 Kyomachi, Matsusaka-shi, Mie, Japan
Name and Title of Representative	Yukinori Ito, Representative Director, President and Executive Officer		Gotaro Michihiro, Representative Director and President
Content of Business	Management and operation of banks and other companies that Aichi Financial Group may have as subsidiaries under the Banking Act, and any and all businesses incidental or related thereto, as well as business that a bank holding company may conduct under the Banking Act		Management and operation of banks and other companies that 33 Financial Group may have as subsidiaries under the Banking Act, and any and all businesses incidental or related thereto
Share Capital	20 billion yen		10 billion yen
Date of Incorporation	October 3, 2022		April 2, 2018
Total Number of Issued Shares	Common shares:	49,124,671 shares	Common shares:	26,167,585 shares
Fiscal Year-End	March 31		March 31
Total Assets (Consolidated)	7,048.7 billion yen		4,572.1 billion yen
Balance of Deposits, Etc. (Non-consolidated)	6,014.9 billion yen (Aichi Bank, non-consolidated)		3,994.9 billion yen (San ju San Bank, non-consolidated)

Balance of Loans, Etc. (Non-consolidated)	5,011.8 billion yen (Aichi Bank, non-consolidated)	3,139.6 billion yen (San ju San Bank, non-consolidated)
Number of Employees (Consolidated) (as of September 30, 2025)	2,647 employees	2,376 employees
Number of Branches (as of September 30, 2025)	190 branches	172 branches

Largest Shareholders and Shareholding Ratios (as of September 30, 2025)	The Master Trust Bank of Japan, Ltd. (Trust Account)	9.23%	The Master Trust Bank of Japan, Ltd. (Trust Account)	9.79%
	Misono Service Co., Ltd.	7.18%	Custody Bank of Japan, Ltd. (Trust Account)	4.57%
	Goldman Sachs International	4.93%	33 Financial Group Employee Shareholding Association	4.09%
	Custody Bank of Japan, Ltd. (Trust Account)	4.01%	Ginsen Co., Ltd.	4.06%
	Aichi Financial Group Employee Shareholding Association	2.34%	Sumitomo Mitsui Banking Corporation	2.96%
	Nippon Life Insurance Company	1.89%	Sumitomo Mitsui Card Company, Limited	2.56%
	Toho Gas Co., Ltd.	1.87%	State Street Bank and Trust Company 505223 (Standing Proxy: Mizuho Bank, Ltd., Settlement & Clearing Services Division)	1.25%
	Sumitomo Life Insurance Company	1.44%	JPMorgan Chase Bank 385781 (Standing Proxy: Mizuho Bank, Ltd., Settlement & Clearing Services Division)	1.24%
	Ark Securities Co., Ltd.	1.25%	Morgan Stanley MUFG Securities Co., Ltd.	1.05%
	State Street Bank and Trust Company 505103	1.20%	SMBC Nikko Securities Inc.	1.01%

(Note)	The number of branches for Aichi Financial Group and 33 Financial Group represents the number of branches of Aichi Bank and San ju San Bank, respectively.

(2)	Overview of Financial Results for the Three Most Recent Fiscal Years

(Unit: million yen, unless otherwise specified)

	Aichi Financial Group, Inc.			San ju San Financial Group, Inc.
Fiscal Year-End	Fiscal Year Ended March 2023	Fiscal Year Ended March 2024	Fiscal Year Ended March 2025	Fiscal Year Ended March 2023	Fiscal Year Ended March 2024	Fiscal Year Ended March 2025
Consolidated Net Assets	323,476	379,531	353,810	195,019	213,145	206,011
Consolidated Total Assets	6,786,007	6,831,438	6,799,701	4,285,761	4,434,950	4,510,814
Consolidated Net Assets per Share of Common Stock (yen)	6,507.51	7,736.85	7,197.89	7,486.03	8,194.14	7,914.29
Consolidated Ordinary Income	72,861	88,687	101,036	65,901	67,848	74,913
Consolidated Ordinary Profits	5,237	12,584	10,282	8,737	9,755	11,751
Profit Attributable to Owners of Parent	81,806	8,295	9,097	6,332	6,904	8,653
Consolidated Profit per Share of Common Stock (yen)	1,930.50	169.40	185.43	238.41	265.48	332.53
Dividends per Share of Common Stock (yen)	50.00	100.00	110.00	72.00	80.00	100.00

- End -

[For inquiries regarding this matter]

Aichi Financial Group, Inc., Group Corporate Planning Department; TEL: +81-52-262-6512

San ju San Financial Group, Inc., Corporate Planning Department; TEL: +81-59-357-3355

May 13, 2026 Basic Agreement Concerning Business Integration

Table of Contents 1 1. Background to Business Integration 2 2. Purpose and Basic Policy of Business Integration 3 3. Overview of New Financial Group 4 4. Synergies Expected from Business Integration 6 5. Form of Business Integration 8 6. Schedule of the Business Integration 9 Integrated Report Details Integrated Report Details https://www.33fg.co.jp/index.html Integrated Report Details https://www.aichi - fg.co.jp/

 Impact on economic activities and labor markets resulting from population decline and the aging society with a declining birthrate in the region  Transition to a “world with interest rates”  Intensification of the competitive environment, including from businesses in other industries, driven by advances in IT and digital technologies 1. Background to Business Integration 2 Business Environment Management Philosophy and Purpose of the Companies » Growing together with the region and contributing to the creation of a vibrant future as a financial group that has gained popularity and earned the trust of customers throughout the region. » Contributing to the prosperity of the regional community through financial services. Mutual utilization of the Companies’ respective strengths and management resources The Companies have reached the view that enhancing their competitiveness in the Tokai region, which has high growth potential, will contribute to regional development and the enhancement of corporate value over the long term. Based on the spirit of mutual trust and equality, the Companies have entered into a basic agreement to proceed with consultations and considerations toward the realization of the Business Integration.

2. Purpose and Basic Policy of Business Integration 3 The Companies will utilize the synergies realized through the Business Integration to further enhance their presence in Aichi and Mie prefectures and the neighboring areas more than ever before, contribute to the sustainable development of the regional economy and society, and seek to enhance corporate value.  The Companies will provide high - quality financial and non - financial services aimed toward the increasingly diverse and complex management challenges and needs faced by customers by fully utilizing their mutual strengths, and will evolve the Company’s business into a sustainable business model that enables growth together with customers and local communities.  The Companies will promote the expansion of opportunities for active engagement by a diverse range of human resources to enable each employee to fully demonstrate their value and to realize an enhanced sense of job fulfillment (engagement) for all employees.  The Companies will establish a sound management foundation by achieving further efficiency and rationalization through the optimal utilization of the management resources held by the Companies, and thereby promote the enhancement of corporate value. Purpose Basic Policy

3. Overview of New Financial Group 4 33 FG Aichi FG Matsusaka - shi, Mie Nagoya - shi, Aichi Location of Head Office 20 1 8 2022 Established (FG) 4,572.1 billion yen 7,048.7 billion yen Total Assets (Consolidated) 3,994.9 billion yen 6,014.9 billion yen Balance of Deposits, Etc. (Non - consolidated (per bank)) 3,139.6 billion yen 5,011.8 billion yen Balance of Loans, Etc. (Non - consolidated (per bank)) 9.6 billion yen 18.2 billion yen Net Income (Consolidated) 149.7 billion yen 335.1 billion yen Market Cap *1 2,376 employees 2,647 employees Number of Employees (Consolidated) * 2 172 branches 190 branches Number of Branches (Banks) *2 Banking, leasing, credit cards, credit guarantee, consulting, systems, regional trading company, etc. Banking, leasing, credit cards, credit guarantee, fund management, consulting, software development, etc. Group Companies *1 Integrated Holding Company (Simple Aggregate) 11,620.9 billion yen Total Assets (Consolidated) 10,009.8 billion yen Balance of Deposits, Etc. (Non - consolidated (per bank)) 8,151.4 billion yen Balance of Loans, Etc. (Non - consolidated (per bank)) 27.8 billion yen Net Income ( Consolidated ) 484.8 billion yen Market Cap 5,023 employees Number of Employees (Consolidated) 362 branches Number of Branches (Banks) *2 * Figures for items without specific notes are all as of December 31, 2025. * 1 As of March 31, 2026 Market Cap : calculated excluding treasury shares (with the impact of the share split taken into account for the number of shares as of Dec ember 31, 2025). *2 As of September 30, 2025.

3. Overview of New Financial Group 5  Due to the Business Integration, the group’s network of business locations in markets centered on Aichi and Mie prefectures will expand, resulting in a broad network of business locations covering Tokyo, Osaka and six (6) other prefectures.  The Companies will enhance operating efficiency by promoting the effective utilization of their business locations while maintaining the brands and business location network of Aichi Bank and San ju San Bank. Tokyo 奈良 Shizuoka Wakayama Osaka Aichi Mie Gifu Nara * As of March 31, 2026 Number of Business Locations of the FGs Business Locations in the Aichi and Mie Areas Mie Aichi Aichi Bank San ju San Bank Total San ju San Bank Aichi Bank 152 28 124 Aichi 83 18 65 of which, Nagoya - shi 76 71 5 Mie 4 1 3 Gifu 2 0 2 Shizuoka 5 4 1 Osaka 4 4 0 Wakayama 2 2 0 Nara 2 1 1 Tokyo 247 111 136 Total

4. Synergies Expected from Business Integration 6  The Companies will generate synergies such as the “provision of high - quality financial and non - financial services,” “optimal uti lization of management resources,” and “proactive investment utilizing economies of scale,” by mutually utilizing the Companies’ strength s a nd management resources, and will thereby promote their contribution to the sustainable development of the regional economy and soc iety and the enhancement of corporate value. A solid financial foundation supported by stable loan assets and unrealized gains One - stop service structure provided by a diverse range of specialized subsidiaries Expected Synergies Provision of High - Quality Financial and Non - Financial Services Optimal Utilization of Management Resources Proactive Investment Utilizing Economies of Scale 1 2 3 Consulting capabilities in asset succession and asset management Strengths of Aichi FG Strengths of the Companies Operations and customer bases in Aichi and Mie prefectures and the neighboring areas Organizational capabilities and human resource utilization for “offensive” initiatives through the Business Integration Advanced financial capabilities and a diverse range of solutions offerings Initiatives for regional revitalization through San ju San Institute of Research, Ltd. and San ju San Chiikisousei K.K. Strengths of 33 FG

4. Synergies Expected from Business Integration 7 Provision of High - Quality Financial and Non - Financial Services Optimal Utilization of Management Resources Proactive Investment Utilizing Economies of Scale 1 2 3  Expanding revenue opportunities and enhancing presence in Aichi prefecture through the introduction of the advanced financial capabilities and diverse range of solutions offerings held by 33 FG into the strong customer base that has been cultivated by Aichi FG in Aichi prefecture  Accurately responding to the various needs of customers by combining a variety of specialized expertise involving leasing business, consulting business, credit card business, etc.  Strengthening regional financial capabilities by implementing seamless end - to - end support (such as start - up support, sales channel development, and support for customers’ core businesses) through the mutual utilization of the Companies’ customer bases, information, networks and group company functions  Enhancing corporate value toward achieving a PBR above 1.0x by appropriately re - allocating management resources created through cost - control and business efficiency improvements (e.g., the integrated operation of indirect divisions) to growth areas  Improving management efficiency through optimizing the branch network (e.g., giving consideration to using shared branches) under a two - brand structure in which the names of each bank will be maintained even after the integration (i.e., Aichi Bank and San ju San Bank )  Making IT and DX investment that contributes to improving business efficiency and enhancing customer convenience  Entering into business areas that support the resolution of regional issues and serve as new sources of revenue

Company surviving the merger (FG) 5. Form of Business Integration 8  The Companies plan to implement the Business Integration by means of an absorption - type merger between the bank holding companies  The details will be determined upon consultations and considerations between the Companies. Subsidiary Branch Shareholders of the company surviving the merger Company disappearing in the merger (FG) Shareholders of the company disappearing in the merger Succession to rights and obligations Delivery of shares Integrated Holding Company (New FG) Former Shareholders of Aichi FG Former Shareholders of 33 FG Method of Business Integration After Business Integration Subsidiary Branch * The companies surviving/disappearing in the merger have yet to be determined.

6. Schedule of the Business Integration 9 Outline Scheduled Date Execution of Basic Agreement May 13, 2026 (Today) Execution of Definitive Agreement; Execution of Absorption - Type Merger Agreement Concerning the Merger September 2026 (Scheduled) Date of resolutions at the respective extraordinary general meetings of shareholders of the Companies December 2026 (Scheduled) Effective date of the Merger April 1, 2027 (Scheduled)  The schedule below reflects the current plan and is subject to change depending on circumstances such as future consultations between the Companies.  The implementation of the Business Integration is premised on obtaining the necessary permissions and other approvals from the relevant authorities. Should any event occur that results in a delay to the schedule of the Business Integration due to the status of obtaining such permissions and other approvals, the Companies will promptly make disclosure thereof.